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EXHIBIT 99.1

Calavo Growers, Inc.

Lee Cole (investors), Calavo Growers, Inc., (949) 223-1111 or Jerry Freisleben (media, general information), Foley/Freisleben LLC, (213) 955-0020

                          CALAVO GROWERS, INC. REPORTS
                SOLIDLY PROFITABLE FISCAL SECOND QUARTER RESULTS
                  STRONG INTERNATIONAL SALES GROWTH UNDERSCORES
                      SUCCESS OF DIVERSIFICATION STRATEGY;
           PROCESSED UNIT GROSS MARGINS IMPROVE ON HIGHER PRICING AND
                       MARKET ACCEPTANCE FOR NEW PRODUCTS

SANTA ANA, Calif. (June 9, 2003) - Calavo Growers, Inc. (Nasdaq-NMS: CVGW) a worldwide leader in packing and distributing avocados, processed avocados and other perishable food products, announced today that second quarter fiscal 2003 revenues increased $1.2 million, or 2.2 percent, benefiting principally from significant growth in volume of Mexican avocados shipped to markets in the eastern United States.

         For the three months ended April 30, 2003, Calavo sales climbed to $57.4 million from $56.1 million in the like period one year ago. Net income in the most recent quarter totaled $1.7 million, equal to $0.13 per diluted share. This compares with net income of $2.3 million, or $0.19 per diluted share, in the second quarter last year. Per share results for the most recent quarter are based on approximately 11 percent more diluted weighted-average shares outstanding, due to the company's successful subscription rights offering completed in August 2002.

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CALAVO REPORTS SECOND QUARTER RESULTS/2-2-2

         Six-month revenues of $101.6 million are virtually unchanged from $101.9 million posted in last year's first half. Net income for the first six months totaled $2.2 million, or $0.17 per diluted share, versus $2.6 million, or $0.23 per diluted share in the comparable period of fiscal 2002. Per share results for the most recent six months reflect 17 percent higher weighted-average shares outstanding.

         "Calavo's international diversification, specifically the large growth in shipment volume of avocados from Mexico during the second quarter, is compelling validation of our business strategy," said Lee E. Cole, the company's chairman, president and chief executive officer. "The increased revenue generated by our Mexican operations served to compensate for a drop off in the harvest of California avocados. The volume of California avocados marketed by Calavo was adversely impacted by a cyclically lower volume of fruit in the northern growing areas coupled with an erratic harvest experienced in the southern growing areas impacted by the Mexfly quarantine.

         "Despite these challenges we are pleased with our success in recruiting 45 new growers during the second fiscal quarter that will begin delivering their avocados to Calavo," he said.

         Acknowledging Calavo's processed products business, Cole said that the unit turned in "a very positive showing, characterized by stronger pricing that contributed to improvements in gross-profit margins, which were up 0.3 percent over last year. Additionally, we are enjoying highly favorable initial acceptance in the marketplace for the company's new refrigerated guacamole product offering treated with our newly acquired ultra high-pressure equipment."

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CALAVO REPORTS SECOND QUARTER RESULTS/3-3-3

         "This great-tasting product is a significant development in the history of our processed products business. Since its introduction earlier this year, sales of the new product have accelerated from zero to approximately $869,000 for the first six months of this fiscal year. We are forecasting that within one year, the high-pressure guacamole product should account for approximately 10 percent of the processed unit's overall sales," he said.

         Cole indicated that net income was impacted, in part, by higher second quarter selling, general and administrative expense, which rose sharply year to year as a result of higher employee compensation and transportation costs, among other factors. "As the year proceeds, we expect to see SG&A expense normalize at levels that are in line with last year as a percentage of total revenue," he said.

         Calavo's balance sheet continues to gain strength and grow increasingly liquid, Cole stated. At April 30, 2003, shareholder equity had risen nearly 12 percent, or $3.6 million, to $34.2 million from $30.6 million at the close of fiscal 2002. The company's current ratio stands at 1.92, reflecting the company's efforts to reduce debt over the past year. Moreover, liquidity has benefited from processed product inventory reductions offset by a seasonal increase in accounts receivable while days sales outstanding, or average collection period, has remained steady.

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CALAVO REPORTS SECOND QUARTER RESULTS/4-4-4

CALIFORNIA AVOCADOS

         As a result of decreased volumes of avocados marketed, Calavo's California avocado sales declined $1.3 million to $35.0 million from $36.3 million in the second quarter last year. Gross margins dipped slightly to $3.7 million from $4.0 million, reflecting diminished yields and efficiencies in operations due to the smaller volume of avocados handled at our packing operations. The company expects that sales, volume of shipments and profit margins for California avocados will increase during the third quarter, as the harvest accelerates in the northern growing region and the company attains greater utilization of overhead. Furthermore, the company remains highly confident in the fundamentals of its California avocado business and the value-added services it can deliver to retailers and other customers using its bagging and ripening techniques.

INTERNATIONAL AVOCADOS AND PERISHABLE FOOD PRODUCTS

         Sales generated by the international avocados and perishable food products segment increased to $17.9 million for the second quarter as compared to $16.1 million for the same prior-year period. The increase is due principally to a sharp growth in shipment volume to markets in the eastern United States of avocados from Mexico, where pounds packed and distributed jumped 17.0 percent to
10.7 million from 9.1 million year over year. The increase in volume was partially offset by decreased prices and increased marketing expense for imported avocados.

         Despite the increase in sales, gross margins generated in the international segment dipped slightly in the second period to $1.75 million from $1.8 million

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CALAVO REPORTS SECOND QUARTER RESULTS/5-5-5

last year, reflecting softer pricing and increased marketing expenses. The gross profit percentage also declined to 11.1 percent from 13.1 percent, reflecting the aforementioned factors.

PROCESSED PRODUCTS

         Third-party processed product sales totaled $6.6 million as compared to $5.9 million for the same prior-year period. Sales of the company's new line of refrigerated high-pressure produced product continue to gain strength. Included in the second quarter are net sales in excess of $699,000 of this newly introduced product.

         In addition to this modest increase in third-party sales, the company increased gross margins generated by the business to $1.5 million as compared to $1.4 million for the same prior year period. Gross profit percentage increased to 23.3 percent in the most recent period from 23.0 percent last year, reflecting an improvement in average sales prices.

THIRD QUARTER OUTLOOK

         Heading into the second half of the fiscal year, Cole said, "Calavo anticipates an increased volume of California avocados delivered by growers to our packinghouses in the third quarter as the northern seasonal harvest accelerates, particularly in the areas where the company has the greatest market share. This will be offset, however, by a seasonal decline in our international avocado business.

         With respect to progress in the company's previously announced restructuring of processed operations into a single, state-of-the-art production

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CALAVO REPORTS SECOND QUARTER RESULTS/6-6-6

facility in Uruapan, Mexico, Cole indicated that the initiative proceeds "on course" and the three-phase plan is expected to be concluded by the end of the calendar year.

         "We have successfully concluded processed operations in Santa Paula, Calif., and are focusing on the second and third stages of our restructuring: construction of the new facility in Uruapan and, subsequently, folding in functions currently undertaken at our Mexicali facility. These initiatives have positive implications on the company's longer-term profitability and, when complete, will result in lower transportation costs, elimination of redundant functions and greater overall efficiencies," Cole concluded.

ABOUT CALAVO

Calavo Growers, Inc. engages in the procurement and marketing of avocados and other perishable foods and the preparation and distribution of processed avocado products. Calavo's expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a worldwide basis.

SAFE HARBOR STATEMENT

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended October 31, 2002. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

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CALAVO REPORTS SECOND QUARTER RESULTS/7-7-7

                              CALAVO GROWERS, INC.

             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
              (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        THREE MONTHS ENDED             SIX MONTHS ENDED
                                                            APRIL 30,                     APRIL 30,
                                                     -----------------------       -------------------------
                                                       2003           2002           2003            2002
                                                     --------       --------       ---------       ---------
Net sales                                            $ 57,393       $ 56,144       $ 101,622       $ 101,867
Cost of sales                                          50,422         49,006          90,728          91,148
                                                     --------       --------       ---------       ---------
Gross margin                                            6,971          7,138          10,894          10,719
Selling, general and administrative                     4,130          3,254           7,321           6,278
Special charges                                            98             --              98              --
                                                     --------       --------       ---------       ---------
Operating income                                        2,743          3,884           3,475           4,441
Other expense (income), net                              (206)          (145)           (321)           (153)
                                                     --------       --------       ---------       ---------
Income before provision for income taxes                2,949          4,029           3,796           4,594
Provision for income taxes                              1,214          1,758           1,561           2,011
                                                     --------       --------       ---------       ---------
Net income                                           $  1,735       $  2,271       $   2,235       $   2,583
                                                     ========       ========       =========       =========
Net income per share:
 Basic                                               $   0.13       $   0.20       $    0.17       $    0.23
                                                     ========       ========       =========       =========
 Diluted                                             $   0.13       $   0.19       $    0.17       $    0.23
                                                     ========       ========       =========       =========
Number of shares used in per share computation:

 Basic                                                 12,930         11,637          12,892          11,044
                                                     ========       ========       =========       =========
 Diluted                                               12,960         11,670          12,922          11,044
                                                     ========       ========       =========       =========





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CALAVO REPORTS SECOND QUARTER RESULTS/8-8-8

                              CALAVO GROWERS, INC.

                CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

              (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               APRIL 30,   OCTOBER 31,
                                                                2003         2002
                                                               -------      -------
ASSETS
Current assets:
   Cash and cash equivalents                                   $   854      $   921
   Accounts receivable, net of allowance for
   doubtful accounts of $44 (2003) and
   $25 (2002)                                                   23,687       17,907
   Inventories, net                                             13,260       12,461
   Prepaid expenses and other current assets                     3,765        3,945
   Loans to growers                                                418          467
   Advances to suppliers                                         2,014        2,535
   Income taxes receivable                                         499          225
   Deferred income taxes                                         1,252        1,252
                                                               -------      -------
      Total current assets                                      45,749       39,713
Property, plant, and equipment, net                              9,908        9,497
Investments held to maturity                                     2,033        1,979
Other assets                                                     3,806        3,943
                                                               -------      -------
                                                               $61,496      $55,132
                                                               =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Payable to growers                                          $12,380      $ 6,368
   Trade accounts payable                                        1,313        1,708
   Accrued expenses                                              5,970        7,015
   Short-term borrowings                                         4,100        3,000
   Dividend payable                                                 --        2,567
   Current portion of long-term obligations                         80          222
                                                               -------      -------
      Total current liabilities                                 23,843       20,880
Long-term liabilities:
   Long-term obligations, less current portion                   2,984        3,180
   Deferred income taxes                                           516          516
                                                               -------      -------
      Total long-term liabilities                                3,500        3,696
Commitments and contingencies

Total shareholders' equity                                      34,153       30,556
                                                               -------      -------
                                                               $61,496      $55,132
                                                               =======      =======
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